Board of Directors

HOMASSIST CORPORATION

Page #

October 3, 2005

_____________________________

ALEXANDER H. WALKER III

Attorney at Law

American Plaza II

57 West 200 South, Suite 400

Salt Lake City, Utah  84101

(801) 363-0100

(801) 521-3301 (Fax)

Admitted in Utah and Nevada

October 3, 2005

Board of Directors

HOMASSIST CORPORATION

107-1520 McCallum Road, Suite 29

Abbotsford, British Columbia

CANADA  V2S 8B2

Dear Board Members:

Homassist Corporation, a Nevada corporation (the “Company”), has asked me to opine on the legality of the issuance of up to 600,000 shares of common stock in connection with the registration under the Securities Act of 1933 (the “Securities Act”) of such 600,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), as described below.  A registration statement on Form SB-2 has been prepared by the Company and has been filed with the Securities and Exchange Commission on or about April 28, 2005 (the “Registration Statement”).  An Amendment to that Registration Statement will be filed with the Securities and Exchange Commission.  This opinion shall be filed with the Amendment to the Registration Statement.   So there is no mistake, I hereby reference File No. 333-124405 in connection with this opinion.

The Registration Statement seeks the registration of the 600,000 shares of the Common Stock (the “Registered Shares”).  The Registered Shares are to be offered to the public by the Company on a best efforts basis without the use of any underwriters.

In connection with rendering this opinion I have examined copies of the Registration Statement and all exhibits thereto as well as the amendments to the Registration Statement.  I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein.  In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Based upon the foregoing, I am of the opinion that the Registered Shares have been duly and validly authorized by the Company and that the Registered Shares will be legally and validly issued upon the effectiveness of the Company’s Registration Statement for such shares on Form SB-2, fully paid and non-assessable in accordance with Nevada law.  This opinion is based on the laws of Nevada, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Alexander H. Walker III

Alexander H. Walker III

AHWIII:rr

AHWIIIrr